Exhibit 99.1

Adiel Pharmaceuticals Reports 2026 Second Quarter Financial Results and Provides Business Update

Completed acquisition of Azora Therapeutics, adding AT177, a fully synthetic, oral, colon-targeted aryl hydrocarbon receptor (“Ahr”) agonist in development for ulcerative colitis, to its pipeline

Closed initial $32 million tranche, including the conversion of notes, of an up to $64 million private placement from biotech specialist investors

Glen Allen, VA – August 17, 2026 – Adial Pharmaceuticals, Inc. (NASDAQ: ADIL) (“Adial” or the “Company”) today provided a business update and reported its financial results for the 2026 second quarter ended June 30, 2026.

“The acquisition of Azora Therapeutics and the concurrent financing mark an important inflection point for Adial,” said Cary Claiborne, Chief Executive Officer of Adial Pharmaceuticals. “AT177 establishes a new strategic focus for the Company around a differentiated approach to treating ulcerative colitis, an area where many patients continue to experience inadequate outcomes despite a growing number of therapies. AT177 is built on a mechanism with demonstrated clinical benefit, delivered in a form designed to concentrate activity in the colon, where it matters. Our focus is now on advancing AT177 into the clinic in 2027 and building long-term value for patients and shareholders.”

During the quarter, the Company strengthened its financial position by closing the first $32 million tranche, including the conversion of $5.5 million of notes, of an up to $64 million private financing led by biotechnology-focused institutional investors. This financing provides the capital needed to advance AT177 through key clinical development milestones. In parallel, the Company enhanced its board and executive leadership team with experienced pharmaceutical industry veterans with expertise in small molecule drug development.

“AhR signaling is a clinically validated pathway with the potential to restore immune homeostasis and epithelial barrier function in ulcerative colitis,” said Matt Davidson, Ph.D., Chief Development Officer and Director of Adial Pharmaceuticals. “AT177 is differentiated by design, a fully synthetic, oral prodrug engineered to release the active AhR agonist in the colon, where disease occurs, while minimizing systemic exposure. We believe this targeted delivery strategy addresses an important limitation of earlier AhR agonists and positions AT177 to capture the promise of localized AhR activation with a potentially better safety profile. With strong progress across our preclinical and CMC programs, we remain on track to file an IND in the first half of 2027.”

Second Quarter 2026 Financial Results

●	Cash and cash equivalents were $28.7 million as of June 30, 2026, compared to $4.6 million as of March 31, 2026. The Company believes that its existing cash and cash equivalents will fund its operating expenses into the second half of 2027. This does not assume receipt of the additional $32 million available under the milestone tranche of the private placement.

●	Research and development expenses decreased by approximately $292 thousand to $440 thousand during the three months ended June 30, 2026, compared to $732 thousand for the three months ended June 30, 2025. This was mainly due to decreased research and development activity as the Company was engaged in merger discussions during the three months ended June 30, 2026 as compared to the same period in 2025.

●	General and administrative expenses increased by approximately $4.3 million to $5.4 million during the three months ended June 30, 2026 compared to $1.2 million for the three months ended June 30, 2025. The increase was mainly due to merger related costs associated with the acquisition of Azora and severance expenses incurred during the three months ended June 30, 2026 as compared to the same period in 2025.

●	Acquired in-process research and development expense was $46.2 million for the three months ended June 30, 2026. This is a non-cash charge representing the fair value of the in-process research and development acquired in the Azora Therapeutics transaction, which was expensed at closing because the acquired in-process research and development has no alternative future use as of the acquisition date. The charge has no effect on the Company’s cash position or on the cash runway described above.

●	Net loss was $52.0 million for the three months ended June 30, 2026, or $(11.25) per basic and diluted share, compared to a net loss of $2.0 million, or $(4.61) per basic and diluted share, for the three months ended June 30, 2025. The increase in net loss was primarily driven by acquired in-process research and development expense of $46.2 million, together with increased general and administrative expenses in the three months ended June 30, 2026 as compared to the same period in 2025. Net loss per share is calculated on 4,621,735 weighted-average shares outstanding and does not give effect to the conversion of the Series A convertible preferred stock, which remains subject to stockholder approval and which would result in 12,930,617 additional shares on an as-converted basis.

●	At June 30, 2026, the Company had a Stockholders’ Deficit of ($38.4) million resulting primarily from the addition of a $23.8 million milestone warrant liability and the classification as mezzanine equity of $38.5 million resulting from the issuance of Series A convertible preferred stock in the merger. The $38.5 million attributable to the Series A convertible preferred stock is expected to be reclassified as equity upon obtaining stockholder approval of its conversion to common stock. The milestone warrant liability resulting from the potential issuance of milestone warrants is a non-cash liability that does not require any cash payment and results from the fact that the number of shares underlying the milestone warrants are not fixed and vary based on investors election of their rights to purchase milestone warrants. Upon the issuance of the milestone warrants, the liability is expected to be converted into equity.

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals, a clinical-stage biopharmaceutical company, has historically focused on the development of treatments for addictions and related disorders. In June 2026, the Company acquired Azora Therapeutics, a biopharmaceutical company focused on treating autoimmune diseases, including ulcerative colitis (“UC”). Following the acquisition of Azora, the Company’s focus has shifted to the treatment of serious inflammatory diseases, and its lead program is AT177, which is being studied for the treatment of UC. AT177 is a fully synthetic, patented, oral AhR agonist designed to restore mucosal immune homeostasis at the site of disease with minimal systemic exposure. Its active ingredient is a prodrug of indirubin, the most potent AhR agonist within indigo naturalis, a botanical extract with best-in-category clinical efficacy in UC. In preclinical studies, AT177 demonstrated robust local colonic AhR activation with markedly limited systemic exposure and superior colon-to-systemic selectivity compared to other AhR agonists in development. AT177 is currently in IND-enabling studies, with an investigational new drug (“IND”) filing planned for the first half of 2027, initiation of a Phase 1a single- and multiple-ascending-dose (“SAD/MAD”) clinical trial planned to commence in the second half of 2027, followed by a Phase 1b proof-of-concept study in UC patients. Additional information is available at www.adial.com.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include, but are not limited to, statements regarding advancing AT177 into the clinic in 2027; building long-term value for patients and shareholders; the aryl hydrocarbon receptor’s (“AhR”) potential to restore immune homeostasis and epithelial barrier function in UC; the targeted delivery strategy addressing an important limitation of earlier AhR agonists and positioning AT177 to capture the promise of localized AhR activation with a potentially better safety profile; remaining on track to file an IND in the first half of 2027; existing cash and cash equivalents funding operating expenses into the second half of 2027; and initiation of a Phase 1a SAD/MAD clinical trial planned to commence in the second half of 2027, followed by a Phase 1b proof-of-concept study in UC patients; and the reclassification of the Series A convertible preferred stock as equity upon receipt of stockholder approval and the conversion of the warrant liability into equity upon issuance of the milestone warrants. Any forward-looking statements included herein reflect the Company’s current views, and they involve certain risks and uncertainties, including, among others, the Company’s ability to file an IND in the first half of 2027, and to initiate a Phase 1a SAD/MAD clinical trial planned to commence in the second half of 2027, followed by a Phase 1b proof-of-concept study in UC patients; the Company’s ability to pursue its regulatory strategy; the ability to reproduce favorable results in clinical trials; the Company’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements; the Company’s ability to develop strategic partnership opportunities and maintain collaborations; the Company’s ability to obtain or maintain the capital or grants necessary to fund its research and development activities; the Company’s ability to complete clinical trials on time and achieve desired results and benefits as expected; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for specific indications; acceptance of the Company’s product candidates in the marketplace and the successful development, marketing or sale of its products; the Company’s ability to maintain its license agreements; the continued maintenance and growth of the Company’s patent estate and its ability to retain its key employees or maintain the Company’s Nasdaq listing, including to obtain Nasdaq’s conditional approval of an initial listing application that the Company intends to file with Nasdaq in the near term prior to the Company’s 2026 Annual Meeting of stockholders. These risks should not be construed as exhaustive and should be read together with the other cautionary statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contact:

Mike Moyer

Managing Director

LifeSci Advisors, LLC

Phone: (617) 328-4326

Email: mmoyer@lifesciadvisors.com

3